EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
American Express Travel Related Services Company, Inc.
American Express Issuance Trust
Reporting Period January 1, 2010 to December 31, 2010
The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the American Express Issuance Trust (the “Trust”) Amended and Restated Transfer and Servicing Agreement, dated as of November 1, 2007 (the “Agreement”), among American Express Receivables Financing Corporation V LLC, as transferor, TRS, as servicer, and The Bank of New York Mellon (formerly The Bank of New York), as indenture trustee (the “Trustee”), does hereby certify that:
1. TRS is Servicer under the Agreement.
2. The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.
3. A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of March, 2011.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.
By:	/s/ Mark C. Simner
	Name:	Mark C. Simner
	Title:	Vice President